Exhibit 99.1

Press Release

Investor Relations/
Media Contact:	Janet M. Barth
(908) 879-2428
ADAMS RESPIRATORY THERAPEUTICS REPORTS FISCAL 2007
FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
Success of new product introductions and competitive in-market performance of
Mucinex®and Delsym® drove Adams’ retail consumption to grow more than $130 million, an increase of nearly 70 percent over fiscal 2006
Financial Highlights
•	Fiscal 2007 fourth quarter net sales of $46.9 million declined 11 percent from net sales of $52.8 million in the prior year period. Despite the lower reported net sales growth, Adams’ retail consumption increased 44 percent during the fiscal 2007 fourth quarter, according to Information Resources Inc. (IRI) data for the 52 weeks ended July 1, 2007. Net sales in the fiscal 2006 fourth quarter benefited from $11.0 million in sales related to the reduction in the product backorder that was generated in the first half of fiscal 2006.

•	Net sales in fiscal 2007 increased 39 percent to $331.6 million, in line with Adam’s previously disclosed annual net sales guidance range of $320 to $335 million. This growth was driven by Adams’ retail consumption that grew more than $130 million, an increase of nearly 70 percent over fiscal 2006, according to IRI data.

•	Income per diluted share of $0.82 for fiscal 2007 includes pretax charges of $14.9 million (or $0.26 per diluted share), comprised of $9.7 million related to the repurchase of the Ft. Worth, Texas manufacturing operations in July 2006; a $2.7 million non-cash charge related to the AlleRx™ royalty interest recorded in December 2006; and a $2.5 million non-cash charge related to the impairment of the Humibid® intangible asset in June 2007.
Other Highlights
•	The Food and Drug Administration (FDA) announced its intention to take enforcement action to remove all unapproved timed-release guaifenesin products from the market, including prescription versions of Adams’ Mucinex DM and Mucinex D. (May)

•	Adams’ dollar share of the total cough/cold/allergy/sinus (CCAS) category increased nearly 4 market share points to 10.4 percent, from 6.6 percent in the prior year period, according to IRI data for the 52 weeks ended July 1, 2007, compared to the prior year period.

•	Adams’ portfolio expansion is underway with strong initial trade shipments of the new Mucinex products, including Maximum-Strength Mucinex, Mucinex Nasal Sprays and new items in the Mucinex for Children product line. (August)
CHESTER, N.J. (Aug. 21, 2007) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

Commenting on the quarterly results, COO Robert D. Casale, said, “Solid retail consumption and strong market share gains of our key brands during this non-seasonal quarter represent a healthy business.”
Casale added, “During the fiscal 2007 fourth quarter we were intently focused on preparations for the market introduction of our new OTC products. Our teams did a great job securing trade distribution and promotional programs. At this time we already have commitments and programs to support a 20 percent display increase over last year. We’re expecting another year of strong promotional support across all our major drug customers. It is safe to say, based on initial trade orders and acceptances, that we will have all of our new products and segments in distribution at most outlets in the Food, Drug and Mass channels. By the end of this week, we expect to have shipped all of these products except grape Delsym. The adult and children’s versions of grape-flavored Delsym are awaiting final FDA approval. We remain confident about the potential for our new products to further strengthen our OTC business.”
Summary of Fiscal 2007 Results
Annual net sales of $331.6 million were in line with the Company’s previously disclosed net sales projection of between $320 and $335 million, and represent an increase of $92.5 million or 39 percent over net sales of $239.1 million in fiscal 2006. The solid top-line growth was primarily due to higher sales of new products such as the line of Mucinex for Children products and Delsym, as well as the continued market penetration of Mucinex DM and Mucinex D. The annual sales growth was tempered by a decline in sales of Mucinex SE, primarily due to a greater availability of and patient conversion to Mucinex DM. Overall net sales in fiscal 2007 were tempered by a lower severity of upper respiratory illness during the 2006-2007 cough/cold season.
As a percentage of net sales, Adams produced a gross margin of 71.1 percent for fiscal 2007, compared to 79.4 percent in fiscal 2006. The significant decline in the gross margin was primarily due to $9.2 million of non-recurring expenses relating to the repurchase of the Ft. Worth, Texas, manufacturing operations in July 2006; year-over-year changes in the Company’s product sales mix resulting from the integration of new products such as Delsym and the line of Mucinex for Children products and higher sales of Mucinex DM, all of which carry lower margins than single-ingredient Mucinex; and increases in raw material costs. The fiscal 2007 gross margin was lower than the Company’s projected 72 percent guidance primarily due to charges associated with the disposal of some inventory.
Selling, marketing and administrative expenses in fiscal 2007 increased 65 percent to $162.9 million from $99.0 million in fiscal 2006. The increase was primarily driven by increased spending on sales, promotional and marketing programs, including spending related to consumer advertising; higher costs related to increased sales force size; and higher distribution and storage fees. In addition, higher legal expenses were incurred related to the patent infringement lawsuit against Mutual Pharmaceutical Co., which the Company settled in March 2007. The fiscal 2007 selling, marketing and administrative expenses were slightly lower than the Company’s previous guidance of between $165 and $168 million, due to lower than projected stock compensation expense resulting from the non-achievement of certain financial performance targets in fiscal 2007.

Adams’ effective tax rate for fiscal 2007 was 35.8 percent compared to 39.1 percent in fiscal 2006, in line with the Company’s projected effective tax rate of 35.5 percent. The year-over-year decline in the effective tax rate was related to a tax deduction provided to U.S. manufacturers for which Adams is now eligible as a result of repurchasing the manufacturing assets in Ft. Worth; a shift in Adams’ stock compensation expense from non-deductible incentive stock options to deductible non-qualified stock options; and an adjustment recorded in the fiscal 2007 third quarter to align the Company’s tax liability with its 2006 tax returns, as filed during the third quarter of 2007.
Income per diluted share of $0.82 for fiscal 2007 includes pretax charges of $14.9 million (or $0.26 per diluted share), comprised of $9.7 million related to the repurchase of the Ft. Worth, Texas manufacturing operations in July 2006; a $2.7 million non-cash charge related to the AlleRx™ royalty interest recorded in December 2006; and a $2.5 million non-cash charge related to the impairment of the Humibid® intangible asset in June 2007.
Fiscal 2007 Earnings Per Share Reconciliation

		Earnings
	Net Income	Per Share
Reported	$30,529	$0.82
Repurchase of manufacturing operations	6,206	0.17
AlleRx charge	1,733	0.05
Humibid impairment charge	1,632	0.04

Proforma	$40,100	$1.08
Product Sales
Net sales of the adult Mucinex franchise grew 7 percent in fiscal 2007 to $254.7 million, led by growth in Mucinex DM which generated sales of $94.6 million, an increase of 60 percent over the prior year period. Mucinex DM sales were driven by the product’s increased market penetration and market share, benefiting from its first-ever dedicated advertising campaign as well as improved depth and quality of distribution. The Company believes that a portion of Mucinex DM sales also resulted from the conversion of some consumers from single-ingredient Mucinex, which recorded net sales of $131.9 million, a decline of 17 percent over the prior year period. Also contributing to the sales of the adult Mucinex franchise were higher sales of Mucinex D, which increased 46 percent in fiscal 2007 to $28.2 million.
The strong in-season performance of the adult Mucinex line coupled with solid post-season retail consumption, further strengthened the brand’s market position, resulting in a 9.1 percent share of the adult CCAS category, according to IRI for the 52 weeks ended July 1, 2007. This represents a year-over-year increase of 1.5 market share points. For the second consecutive year, Mucinex was rated the No. 1 adult expectorant, with 62.6 percent of pharmacist recommendations, in the recently published Pharmacy Times 2007 OTC Survey of Pharmacist Recommendations.
The new line of Mucinex for Children products, launched in August 2006, generated sales of $29.2 million in fiscal 2007. These new products have rapidly penetrated the pediatric segment of the Children’s CCAS category, gaining nearly 6 market share points in their first year on the market, according to IRI data for the 52 weeks ended July 1, 2007.

The Delsym line of 12-hour OTC cough liquids, which Adams acquired in June 2006, produced revenue of $48.3 million in fiscal 2007. After its first-ever season of consumer advertising, Delsym achieved strong market penetration and grew 2.5 market share points to 12.3 percent in the OTC liquid cough/congestion segment of the CCAS category, according to IRI data for the 52 weeks ended July 1, 2007. In its first year of marketing under Adams’ ownership, Delsym ranked No. 1 in both the Children’s and Adult Cough categories, in the recently published Pharmacy Times 2007 OTC Survey of Pharmacist Recommendations.
Business Outlook
Michael J. Valentino, president & CEO, said, “Based on our current planning assumptions, we expect to continue to execute effectively in the marketplace and produce top-line growth in excess of 20 percent in fiscal 2008, while experiencing meaningful financial leverage that should produce diluted earnings per share growth in excess of 40 percent.”
Valentino added, “In fiscal 2009, our regulatory and marketing strategies should continue to bear fruit. An FDA approval of our Mucinex with Codeine product would allow us to begin bridging to our long-term diversification strategy which includes building a portfolio of prescription respiratory products. We have confidence in our ability to continue to deliver strong growth over the long term, which will be driven by meaningful financial leverage from our existing business. As a result, diluted earnings per share growth should continue to exceed top-line growth for the next several years.”
Revenue
•	Adams expects fiscal 2008 net sales to be in the range of $400 to $440 million, reflecting solid growth in the base OTC business and incremental revenue from newly launched products.
Gross Margin
•	As a ratio to net sales, Adams expects to produce a gross margin in the range of 73 to 74 percent for fiscal year 2008, reflecting anticipated higher revenue of lower-margin products, including Maximum Strength Mucinex, Mucinex D (related to the FDA enforcement action), Mucinex for Children and Delsym.
Operating Expenses
•	In general, the rate of growth in Adams’ fiscal 2008 expenses is expected to trail the rate of top-line sales growth, as the Company begins to experience meaningful leverage in its business.

Diluted Earnings Per Share (EPS)
•	In fiscal 2008, Adams expects diluted EPS to be in the range of $1.55 to $1.75, reflecting higher revenue and expenses related to the launch and promotion of its new OTC products and pre-launch spending for Mucinex with Codeine; growth in the base OTC business; and the anticipated benefit from the recent FDA enforcement action. In addition, Adams’ estimated effective tax rate for fiscal 2008 is expected to be approximately 36 percent.
Fiscal Fourth Quarter 2007 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fiscal 2007 fourth quarter and full year on Tuesday, Aug. 21, 2007, before the market opens. At 9:00 a.m. (EDT) on that day, Adams management will conduct a conference call to review the fiscal fourth quarter and full year results.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 12 p.m. on Aug. 21 through 5 p.m. on Aug. 28. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 6835936.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on Aug. 21 through 5 p.m. on Sept. 21.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams’ web site, http://www.adamsrt.com.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the FDA’s removal from the market of unapproved timed-release guaifenesin products; the FDA’s review of the Company’s NDA for Mucinex with Codeine; the FDA’s approval of grape-flavored Delsym; the expansion and diversification of the Company’s product portfolio; and the Company’s future financial performance and growth. Such forward-looking statements can be identified by the words “believe,” “will,” “intend,” “expect,” “estimate,” “anticipate” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to maintain the success of its existing products and successfully introduce and commercialize new products; the Company’s ability to achieve projected growth and sales; competition from other branded and generic products; the FDA’s failure to take enforcement action to remove from the market unapproved timed-release guaifenesin products; an FDA decision not to approve grape-flavored Delsym or Mucinex with Codeine; the severity of the cough and cold season; seasonality of product sales and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended March 31, 2007. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
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Source: Adams Respiratory Therapeutics, Inc.

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)
Net sales	$46,861	$52,839	$331,603	$239,105
Cost of goods sold	16,152	10,751	95,799	49,358

Gross margin	30,709	42,088	235,804	189,747

Selling, marketing & administrative	24,286	24,996	162,861	98,998
Product development	5,798	7,545	23,855	18,904
AlleRx charge	—	—	2,699	—
Other, net	1,680	(1,439)	(1,187)	(4,307)

	31,764	31,102	188,228	113,595

(Loss)/income before income taxes	(1,055)	10,986	47,576	76,152
(Benefit)/provision for income taxes	(19)	4,632	17,047	29,801

Net (loss)/income	$(1,036)	$6,354	$30,529	$46,351

(Loss)/income per common share
Basic	$(0.03)	$0.18	$0.86	$1.42
Diluted	$(0.03)	$0.17	$0.82	$1.28

Weighted-average number of common shares used in (loss)/income per share calculation
Basic	35,646	34,840	35,340	32,616
Diluted	35,646	36,933	37,113	36,349
Adams Respiratory Therapeutics, Inc.
Net Sales by Product
(Amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)
Mucinex SE	$21,989	$29,205	$131,871	$158,575
Mucinex DM	13,140	17,863	94,633	59,235
Mucinex D	3,929	4,982	28,204	19,347

Adult Mucinex Franchise	39,058	52,050	254,708	237,157

Mucinex products for Children	2,601	—	29,190	—
Humibid	(281)	137	(639)	1,296
Delsym	5,483	652	48,344	652

Total	$46,861	$52,839	$331,603	$239,105